PERSONAL & CONFIDENTIAL

Mr. Steven E. Reed

Re:           Letter Agreement for Employment of Steve Reed

Dear Mr. Reed:

The purpose of this Letter Agreement (“Letter Agreement”) is to memorialize the agreement for employment of you  (“Reed”) by MVP Realty Advisors, LLC, a Nevada limited liability company (“MVP”)..  This Letter Agreement shall be binding and effective as of the date of the last execution or May 5, 2014, whichever occurs later (the “Effective Date”)

1. Term.  The initial term of this Letter Agreement shall be one (1) year from the Effective Date (the “Initial Term”) and thereafter Reed’s employment with MVP shall be at will, which means employment may be terminated by Reed or by MVP at any time, with or without reason, with or without cause.  After the Initial Term, neither the statements nor acts of any manager, employee, representative or agent of MVP can create a contract, whether implied or expressed, which provides for Reed’s continuing employment or which requires a reason or cause for termination or resignation.  “Term” shall mean the period from the Effective Date until Reed’s employment is terminated.

2. Titles; Duties & Reporting; Licensing.   During the Term of this Agreement, upon approval of the boards of directors of Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., Reed shall serve as President of MVP and upon approval of the board of directors of MVP REIT, Inc., a Maryland corporation (“MVP REIT”) Reed shall serve as President of MVP REIT.  Notwithstanding the foregoing, Reed shall also serve as President of MVP American Securities, LLC, a Nevada limited-liability company (“AmSec”).

In the aforementioned capacities, Reed shall be responsible for, among other things supervising, managing or otherwise be responsible for the activities of (i) the MVP Securities Division, (ii) MVP REIT, (iii) Securities Operations, Marketing and Sales; (iv) Accounts Management, (v) Private Wealth Management, (vi) Registered Investment Advisors, (vii) Capital Wealth, (viii) Independent and Premier Regional and National Broker Dealers. Further, Reed shall provide all other services customarily incumbent on those positions as well as any other services assigned by the board of directors or Michael V. Shustek.  Reed's services shall be exclusive to MVP and he shall report directly to Michael V. Shustek.  Reed agrees not to work on any basis, including as an independent contractor, for any other business or enterprise during the Term without the prior written approval of MVP.

3. Compensation & Benefits; Bonuses.

(a) During the Initial Term, MVP shall pay Reed the annual gross salary of Four Hundred Thousand Dollars ($400,000.00), payable semi-monthly in accordance with MVP’s normal payroll procedures and subject to appropriate withholdings.  Following the Initial Term, MVP shall pay Reed the annual gross salary of Three Hundred Thousand Dollars ($300,000.00), payable semi-monthly in accordance with MVP’s normal payroll procedures and subject to appropriate withholdings.  In addition to the foregoing, Reed shall receive the same benefits as are provided to other MVP employees serving in a similarly situated position or capacity.

(b) In addition to the monthly compensation set forth above, MVP may, upon approval of the boards of directors of Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., in its sole and absolute discretion, pay Employee one or more discretionary bonuses (“Bonus Compensation”) based upon the selling out of MVP REIT.  For acting as President of AmSec, Reed shall also receive from AmSec  a monthly  amount equal to 15 basis points (“BPS”) for all MVP REIT sales occurring after the Effective Date regardless of whether such sales were originated or completed by Reed, plus an additional 85 BPS for all MVP REIT sales occurring after the Effective Date originated and completed by Reed (“Performance Bonus”).

(c)  Reed shall also be entitled to receive a performance bonus, paid no less frequently than quarterly, of Fifty Thousand Dollars ($50,000) for each new Tier 1 Firm (more than 600 selling representatives) that enters into a selling agreement with MVP REIT, Inc., a Maryland corporation (“MVP REIT”) as a direct result of Reed, Twenty Five Thousand Dollars ($25,0000) for each new Tier 2 Firm (more than 200 but less than 600 selling representatives) that enters into a selling agreement with MVP REIT as a direct result of Reed, Twelve Thousand Five Hundred Dollars ($12,500) for each new Tier 3 Firm (more than 50 but less than 200 selling representatives) that enters into a selling agreement with MVP REIT as a direct result of Reed, and Six Thousand Dollars ($6,000) for each new Tier 4 Firm (more than one but less than 50 selling representatives) that enters into a selling agreement with MVP REIT as a direct result of Reed.  Selling agreements may be accepted or rejected at the sole and absolute discretion of MVP REIT.  The tier of each newly obtained firm shall be determined as of the date on which the selling agreement is signed by looking at the number of Series 7 and Series 62 licenses held on such date as recorded on www.discoverco.com.  Notwithstanding the provision for quarterly payments, in the event this Letter Agreement should terminate prior to the next quarterly payment, Reed shall nevertheless receive the performance bonus set forth in this Section 3(c) to the extent the same has been earned and unpaid.  To the extent any amounts due and payable under this paragraph (c) are the direct result Reed and any other individual, or individuals, the amounts due and payable under this paragraph (c) shall be prorated among all parties entitled to any amounts payable.  By way of example, if Reed and one (1) other individual were the direct cause of three (3) new Tier 1 Firms entering into selling agreements with MVP REIT, the performance bonus payable to Reed would be $75,000 rather than $150,000 (3 x $50,000) had he acted alone.

4.           Expenses.   MVP shall reimburse Reed in accordance with MVP policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder, provided the budget therefor has been pre-approved by MVP.  Further, Reed must submit an itemized accounting and written proof of such expenses to qualify for reimbursement expenses.

5. Equity Ownership.  Reed understands and acknowledges that MVP Capital Partners, LLC (“Capital Partners”), owned by Michael Shustek, is entitled to one-third of the net profits of MVP (“Net Profit Sharing Amount”) after the capital investments made by the equity owners of MVP have been repaid in full and the equity owners have received an annualized return of 7.5% on their capital investments (the “Return”).  For a further description of the Net Profit Sharing Amount, please refer to MVP REIT’s 8-k filed November 27, 2013. Once the Return is achieved, Capital Partners shall grant to Reed the right to receive five percent (5.00%) of the management fee (“Management Percentage”) received by Capital Partners which shall be deducted from the Net Profit Sharing Amount.  The Management Percentage will be granted to Reed in increments of one and one-quarter percent (1 ¼%) vesting on each yearly anniversary date of the Effective Date provided Reed is employed on such date by MVP. In the event Reed’s employment is terminated with MVP for any reason, Capital Partners shall have the right, but not the obligation, to repurchase the vested Management Percentage for an amount equal to four (4) times the average annual distribution received by Reed during the prior three (3) years in connection with his ownership of the Management Percentage.  In the event Reed has not held the Management Percentage for four (4) years, then the repurchase amount shall be equal to four (4) times the average annual distribution received by Reed during the actual number of years Reed had a right to receive distributions in connection with his ownership of the Management Percentage.   In the event that Capital Partners is no longer entitled to a Net Profit Sharing Amount due to MVP REIT’s internalization or some other measure, Reed and MVP shall mutually agree to some form of replacement compensation.

6. Confidential Information.  During the Term of this Letter Agreement, the parties will exchange certain information of a sensitive, proprietary, and/or confidential nature (the “Confidential Information”).  Such Confidential Information, irrespective of the form of communication, shall mean: (i) any information, data, documents, or other materials of any kind or nature related in any way to the other party, from any source or for any reason, including, without limitation, as acquired by in the course of contact between the parties; (ii) any information relating to the other party’s business affairs or operations, including, but not limited to its agents, affiliates, attorneys, or representatives. Confidential Information shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by the recipient of such Confidential Information or an agent or representative of such recipient, (ii) was available to the recipient on a non-confidential basis prior to its disclosure by either of the parties hereto, (iii) becomes available to the recipient on a non-confidential basis from some unrelated third-party source, provided that such source is not bound by a confidentiality agreement with respect to the Confidential Information or otherwise prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation. The parties agrees not to disclose any Confidential Information belonging to the other or use any Confidential Information belonging to the other for their own use, or for any other purpose, except as necessary to perform their respective duties and obligations hereunder.  The parties agree that the breach of this provision by would cause irreparable damage to the non-breaching party for which monetary damages would not adequately compensate, and would therefore by itself not constitute an adequate remedy for any such breach.  The parties therefore agree that the non-breaching party shall be entitled, in addition to any rights and remedies it may have at law or in equity, to an injunction enjoining and restraining the disclosing party from violating the provisions hereof.

While in possession or control of Confidential Information, or any media embodying same, Reed shall take reasonable efforts to keep such Confidential Information reasonably inaccessible from persons who are not otherwise authorized to view the Confidential Information.

If Reed is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Reed shall provide Michael V. Shustek with prompt written notice of such request or requirement so that MVP may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

Notwithstanding any other provision of this Agreement, Reed hereby acknowledges that MVP owns the exclusive right, title and interest in and to the Confidential Information and the intellectual property embodied in, relating to, based upon or arising from Confidential Information.

Upon termination of this Agreement, for any reason whatsoever, Reed shall return to MVP all Confidential Information, in whatever media including, without limitation, all papers, drawings, notes, memoranda, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, tapes and any other material.  Reed shall also return any keys, access cards and other property and equipment belonging to MVP and/or any of MVP’s affiliates.  Reed hereby acknowledges and agrees that all data and information stored on or transmitted using MVP owned or leased equipment is the property of MVP.

7. Non-Solicitation.  Reed acknowledges that Reed has acquired or will acquire valuable Confidential Information concerning MVP’s business (the “Business”).  Reed acknowledges that MVP has a legitimate interest in protecting, among other things, the Confidential Information and customer goodwill. Reed acknowledges that the Business involves substantial relationships with customers, clients and/or customer and client contacts of MVP, and as a material inducement for MVP to enter into this Agreement, Reed hereby covenants to MVP that during Reed’s employment with MVP, and for a period of three (3) years following the date of the termination of such employment, Reed shall not:

           (a)           solicit, recruit, employ, hire or cause to be hired by a person or entity other than MVP, any of MVP’s or its affiliates then current employees of MVP , or induce such employees to terminate their employment with MVP; or

(b)           solicit MVP’s customers, dealers, manufacturers, suppliers, wholesalers, vendors, distributors, referral sources, agents, consultants, officers or employees to terminate their relationship, contractual or otherwise, with MVP.

Reed acknowledges that Reed’s obligations under this Section 7 constitute material obligations, and Reed’s breach of such obligations shall constitute a material breach of this Agreement.

8. Effectiveness; Governing Law; Venue; Dispute Resolution.  Unless superseded by a FINRA proceeding, this Letter Agreement shall be governed by the laws of the State of Nevada.  The parties mutually agree in advance that if any dispute arises which cannot be resolved in good faith after informal discussions, the parties agree to waive litigation in the courts and instead resolve the matter equitably through binding arbitration under the rules of the American Arbitration Association by a panel of three (3) arbitrators, one of which is selected by MVP, one of which is selected by Reed, and one of which is selected by the two previously selected arbitrators.  In the event of arbitration, venue shall be in Las Vegas, Nevada.  The arbitration award shall be delivered in writing, shall set forth findings of fact and conclusions of law and it shall be binding on the parties.  The prevailing party shall be entitled to reasonable attorneys’ fees and costs under the law.  The arbitration award may thereafter be converted into a judgment in a court of competent jurisdiction.  Notwithstanding the foregoing, any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Letter Agreement, or any provision hereof, shall be litigated only in the courts of the State of Nevada, Clark County.  The parties consent to the jurisdiction of such courts over the subject matter set forth herein.

9. Termination.  Notwithstanding anything contained to the contrary herein, this Letter Agreement may be terminated at any time and for any reason upon written notice to the other party.  Upon termination, neither party shall have any liability or obligation to the other party hereunder, except that the provisions of Sections 6 through 7 shall remain in full force and effect and Reed shall receive the greater of the Threshold Amount, reduced by any compensation received as of the termination under paragraph 3, or the compensation due to him under Section 3a for the remainder of the Initial Term, if Reed is terminated by MVP without cause or Reed terminates this Agreement for good reason.  In addition this Letter Agreement shall terminate immediately, without any further compensation owed to Reed other than earned and unpaid compensation under paragraph 3 upon (i) the death of Reed; (ii) Reed is rendered, via a mental or physical condition, unable to render the services contemplated by this Letter Agreement, with or without reasonable accommodation, for a period in excess of three (3) months (hereinafter "Disabled") or (iii) MVP elects to terminate this Agreement for Cause (as defined below) and notifies the Reed in writing of such election.

a.	“Cause” means:

i. The failure of Reed to fulfill any of the terms of this Letter Agreement, to comply with Company's policies or to comply with the lawful directives of MVP which failure, if curable, remains uncured after Reed has been provided with written notice and a five (5) day period to cure;

ii. The indictment of, or filing of criminal information against, Reed or conviction of Reed, for a felony, or gross misdemeanor for any crime involving money or other property of MVP or any crime involving moral turpitude;

iii. Reed engaged in a violation of any statute, rule, regulation or company policy, that in the reasonable belief of MVP could expose MVP to potential legal liability;

iv. Reed's dishonesty, disloyalty, misconduct or misappropriation which in the judgment of MVP, based on the information then in its possession, has injured MVP’s business, assets, reputation or goodwill or would reasonably result in such an injury were Reed to remain in it employee;

v. Reed's use of drugs or controlled substances during business hours, or on the premises of MVP, or any substance which impairs Reed’s performance of his job;

vi. Reed's prolonged or repeated absence from duty without the consent of the MVP;

vii. Reed's misappropriation of any material funds or property, commission of fraud or embezzlement, or any material act or omission.

b. “Good Reason” means:

i. A Reassignment of Reed that is a material diminution in the authority, duties or responsibilities of Reed, without Reed’s consent.

ii. A reduction in Reed’s salary or a material reduction in benefits not otherwise shared by other MVP employees, without Reed’s consent.

iii. A requirement that Reed relocate to a location outside of San Diego County, California, without Reed’s consent.

10. Authority.  Each of the signatories to this Letter Agreement represents and warrants that each has the requisite authority and approval necessary to cause each such respective party to enter into this Letter Agreement.

11.	Non-Assignability. This Agreement is not assignable by either party.

12. Integration.  This Agreement constitutes the entire agreement between the parties hereto and is intended by the parties to be a final expression of their understanding and a complete and exclusive statement of the terms and conditions of the Agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the parties concerning the subject contained herein and contains all of the covenants, agreements, understandings, representations, conditions, and warranties mutually agreed to between the parties.  This Agreement may be modified or rescinded only by a writing signed by the parties hereto or their duly authorized agents.

13. This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document.

This Letter Agreement is solely for the benefit of the parties hereto and, except as otherwise provided for in this Letter Agreement, will not be construed to give rise to or create any liability or obligation to, or to afford any claim or cause of action to, any other person or entity.

Please execute two (2) originals of this Letter Agreement in the space provided below, retain one (1) fully executed original for your files, and return the other to the undersigned.

Sincerely,

By:
Name:
Its:

Accepted this ___ day of __________, 2014                                                                                     Agreed as to Section 3b Performance Bonus only:

MVP American Securities, LLC,
By:                                                      a Nevada limited-liability company
Name:                      Steven E. Reed                                                                By:
Name:
Its: